Exhibit 99.1

The Men’s Wearhouse, Inc. News Release
For Immediate Release
MEN’S WEARHOUSE LAUNCHES QUARTERLY CASH DIVIDEND AND ANNOUNCES NEW $100 MILLION SHARE REPURCHASE PROGRAM
HOUSTON — January 26, 2006 — Men’s Wearhouse (NYSE: MW) announced today that on January 25, 2006, its Board of Directors declared its first quarterly cash dividend of $0.05 per share on the Company’s common stock, payable on March 31, 2006 to shareholders of record at the close of business on March 21, 2006. Additionally, the board authorized a new $100 million share repurchase program of the company’s common stock.
“Our Board, management and employees have been extremely focused and dedicated to growing revenues, earnings and free cash flow which has paid off handsomely for our stockholders,” said George Zimmer, Men’s Wearhouse founder, chairman and chief executive officer. “Due to their efforts we are extremely pleased to announce our first quarterly cash dividend as well as put into place a new $100 million share repurchase program.
“We have repurchased 14,597,200 shares for approximately $277 million in our share buyback programs since January 2000. Through these significant investments in our common stock, and now this quarterly cash dividend to shareholders, the Board and management continue to demonstrate confidence in our company and in our ability to produce strong free cash flow,” concluded Zimmer.
Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 720 stores. The stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories, including tuxedo rentals available in the Men’s Wearhouse and Moores stores.
This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be significantly impacted by various factors, including unfavorable local, regional and national economic developments, disruption in retail buying trends due to homeland security concerns, severe weather conditions, aggressive advertising or marketing activities of competitors and other factors described herein and in the Company’s annual report on Form 10-K for the year ended January 29, 2005 and subsequent Forms 10-Q.

For additional information, please visit the company’s website at www.menswearhouse.com.
CONTACT: Claudia Pruitt, Men’s Wearhouse (713) 592-7200
Ken Dennard, DRG&E (713) 529-6600
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